Exhibit 5.6

August 11, 2016

Vista Outdoor Inc.

262 N University Avenue

Farmington, UT 84025

Re:  Michaels of Oregon Co. and Mike’s Holding Company Guarantees

Ladies and Gentlemen:

We have acted as special Oregon counsel to Michaels of Oregon Co., an Oregon corporation (“Michaels”) and Mike’s Holding Company, an Oregon corporation (“Mike’s” and together with Michaels, the “Subsidiary Guarantors”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) prepared and filed by Vista Outdoor Inc., a Delaware corporation (“Parent”), and certain subsidiaries of Parent, including the Subsidiary Guarantors, with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder, relating to the offering by Parent pursuant thereto of $350,000,000 aggregate principal amount of its 5.875% senior notes due 2023 (the “Notes”), in exchange for up to $350,000,000 aggregate principal amount of Parent’s outstanding 5.875% senior notes due 2023 (the “Initial Notes”), and the guarantee by the Subsidiary Guarantors and certain other subsidiaries of Parent (together with the Subsidiary Guarantors, the “Guarantors”) contained in the Indenture (as defined below; such guarantee by the Subsidiary Guarantors, as set forth in the Indenture, the “Guarantee”). The Notes will be issued pursuant to an Indenture, dated as of August 11, 2015, by and among Parent, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of August 11, 2015 by and among the Parent, the Guarantors and the Trustee and by the Second Supplemental Indenture, dated as of August 9, 2016, by and among the Parent, the Guarantors and the Trustee (the “Indenture”).

In our capacity as special Oregon counsel to the Subsidiary Guarantors, we have examined the Indenture and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion letter.  In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, and factual representations and warranties, contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1.                                      Each Subsidiary Guarantor is a corporation validly existing under the laws of the State of Oregon.

2.                                      Each Subsidiary Guarantor has the requisite power and authority to enter into the Indenture, including the Guarantee contained therein, and to perform its obligations thereunder, and the Indenture has been duly authorized, executed and delivered by the Company.

For purposes of expressing the opinions herein, we have examined the laws of the State of Oregon, and our opinions are limited to such laws in their current form.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or related rules and regulations of the Commission issued thereunder.  Cravath, Swaine & Moore LLP may rely upon this opinion letter for the sole purpose of rendering its opinion letter to Parent, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PERKINS COIE LLP